                                 EXHIBIT 3.1(b)

                                    RESTATED
                    CERTIFICATE OF INCORPORATION, AS AMENDED
                                 VIASOFT, INC.

                                    ARTICLE I

      The name of the Corporation is VIASOFT, INC.

                                   ARTICLE II

      The location of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                                   ARTICLE III

      The general nature of the business the Corporation proposes to transact, and its objects, purposes and powers shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

      The total number of shares of capital stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares, of which forty-eight million (48,000,000) shares, of the par value of $0.001 per share, shall be Common Stock ("Common Stock"); and two million (2,000,000) shares, of the par value of $0.001 per share, shall be Preferred Stock ("Preferred Stock").

      A. Common Stock. Subject to the provisions of applicable law and Section B below, the exclusive voting power of the shareholders of this Corporation shall for all purposes be vested in the holders of its Common Stock, and each share thereof shall entitle its holder to one vote at any meeting of stockholders.

      Subject to the provisions of applicable law and Section B below, any dividends paid or distributed on or with respect to the Common Stock of the Corporation shall be paid or distributed ratably to the holders of its Common Stock. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and any amounts to which the holders of any Preferred Stock shall be entitled, as hereinafter provided, the holders of the Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.

      B. Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

                                    ARTICLE V

      Election of directors need not be by written ballot unless the Bylaws so provide.

                                   ARTICLE VI

      In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation is expressly authorized:

            (a) To make, alter, amend or repeal the Bylaws of the corporation.

            (b) To direct and determine the use and disposition of net profits or net assets in excess of capital; to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose; and to abolish any such reserve in the manner in which it was created.

            (c) To establish bonus, profit sharing, stock option, retirement or other types of incentive or compensation plans for the employees (including officers and directors) of the Corporation and its subsidiaries and to fix the amount of the profits to be distributed or shared and to determine the persons to participate in any such plans and the amounts of their respective participations.

            (d) From time to time to determine whether and to what extent, and at what time and places and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the corporation, except as conferred by statute or authorized by the Board of Directors or by a resolution of the stockholders.

            (e) To authorize, and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

                                   ARTICLE VII

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders and directors are subject to this reserved power.

                                  ARTICLE VIII

      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

      Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE IX

      Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of which he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent permitted or authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith; provided, however, that, except as provided in the following paragraph with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. Such right of indemnification shall be a contract right and shall include the right to be paid by the Corporation expenses incurred by him in defending any action, suit or proceeding in advance of its final disposition upon delivery to the Corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it should ultimately be determined that he is not entitled to be indemnified under this Article or otherwise.

      If a claim to indemnification under this Article should not be paid in full by the Corporation within ninety days after a written claim has been received by the Corporation at its principal office, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of his claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any action, suit or proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation, the burden of proving which shall be on the Corporation), that the claimant has not met the standards of conduct which would make it legally permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct shall be a defense to the action nor create a presumption that claimant had not met the applicable standard of conduct.

      Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire under any provision of the Restated Certificate of Incorporation, as amended, statute, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their respective official capacities and as to action in another capacity while serving as a director, officer or representative.

      The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer or representative against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify him against such expense, liability or loss under the General Corporation Law of the State of Delaware.

      The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation or any person serving at the request of the Corporation as an employee or agent of another corporation, or as an employee or agent in a partnership, joint venture, trust or other enterprise, to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

      IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed for, on behalf of, and in the name of the Corporation by its officers thereunto duly authorized on this 23rd day of February, 1995.

                                          VIASOFT, INC.

                                          /s/ Steven D. Whiteman
                                          ---------------------------------
                                          Steven D. Whiteman, President

ATTEST:

/s/ Albert J. Boos
-----------------------------
 Albert J. Boos, Secretary